Exhibit 99.1

MEDIA CONTACT:
Beth Drummey
Marketing & Community Relations Manager
Bank of Marin
415-763-4529 | bethdrummey@bankofmarin.com

BANK OF MARIN BANCORP TO PARTICIPATE IN THE KBW
COMMUNITY BANK INVESTOR CONFERENCE

Novato, CA, July 24, 2018 - Bank of Marin Bancorp (NASDAQ: BMRC) today announced that Russell A. Colombo, President and Chief Executive Officer, Tani Girton, Executive Vice President and Chief Financial Officer and James S. Kimball, Executive Vice President and Chief Operating Officer will be participating in the 19th Annual KBW Community Bank Investor Conference on Tuesday, July 31, 2018 and Wednesday, August 1, 2018 in New York City.

Bank of Marin’s presentation is scheduled for 2:00 PM Eastern Time on Tuesday, July 31st. A copy of the investor presentation that will be used at the conference will be made available on the News & Market Data page of the Investor Relations section of the Company’s website. In addition, the management team will be holding a series of meetings with institutional investors.

About Bank of Marin Bancorp

Founded in 1989 and headquartered in Novato, Bank of Marin is the wholly-owned subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC). A leading business and community bank in the San Francisco Bay Area, with assets of $2.5 billion and 23 offices throughout San Francisco, Marin, Napa, Sonoma and Alameda counties, Bank of Marin provides business and personal banking, commercial lending, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and NASDAQ ABA Community Bank Index. For more information, go to www.bankofmarin.com.